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                                                              EXHIBIT 10.28

                         SARATOGA BEVERAGE GROUP, INC.
                                 11 Geyser Road
                        Saratoga Springs, New York 12866



                                                          December 2, 1998



Steven M. Bogen
81 Dahlia Street
Staten Island, NY 10312

                  Re:      Consulting Agreement

Dear Steve:

                  Pursuant to the proposed transaction (the "Transaction") between The Fresh Juice Company, Inc. ("Fresh Juice") and Saratoga Beverage Group, Inc. ("Saratoga"), wherein a newly formed, wholly owned subsidiary of Saratoga will merge (the "Merger") with and into Fresh Juice, you hereby agree as follows:

                  Effective as of and subject to the date of consummation of the Merger (the "Closing Date"), you hereby agree to become a full-time consultant to Saratoga and Fresh Juice during the one year period following the Closing Date in exchange for the sum of $300,000, payable monthly in arrears over said one year period. Full time is defined for purposes of this letter as not more than 1,000 hours in total. You shall perform such consulting services as reasonably requested by the President/Chief Executive Officer of Saratoga or the Board of Directors of Saratoga. This consulting relationship may be terminated for cause (defined as (i) conviction of a felony or crime involving moral turpitude, or (ii) wilful malfeasance or willful refusal to perform consulting services reasonably requested, or (iii) death or disability, which would prevent you from being a full-time consultant). In the event of a termination of the consulting relationship by Saratoga other than for cause, Saratoga shall remain obligated to pay the full balance due and owing on the $300,000 consulting fee at the time of termination. You shall not be required to perform consulting services outside of the Newark facility or at your home on Staten Island, except that you agree that reasonable out-of-state travel may be required (consistent with your past two years' employment). Any business travel shall include reimbursement for travel and lodging (consistent with your past two years' employment).

                  Effective as of and subject to the Closing Date, you hereby agree to comply with the terms set forth on Exhibit A annexed hereto from and after the first anniversary of the Closing Date until the second anniversary of the Closing Date. You hereby acknowledge that your agreement to comply with the terms set forth on Exhibit A annexed hereto is a crucial term of the consulting relationship and, but for such agreement, Saratoga would not have entered into the consulting relationship described in this letter agreement.





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Steven M. Bogen
December 2, 1998
Page 2

                  Kindly indicate your acceptance of the foregoing by signing in the space provided below.

                                    Very truly yours,

                                    SARATOGA BEVERAGE GROUP, INC.


                                    By:   /s/ Robin Prever
                                          ----------------------------------
                                          Robin Prever
                                          President and Chief Executive Officer

Accepted and agreed to as of
December 2, 1998


 /s/ Steven M. Bogen
--------------------
Steven M. Bogen



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Steven M. Bogen
December 2, 1998
Page 3

                                                                   EXHIBIT A

                  1. Confidentiality. In view of the fact that your work as a consultant to Saratoga and Fresh Juice and their respective subsidiaries and affiliates will bring you into close contact with many confidential affairs of Saratoga and Fresh Juice and their respective affiliates, including the names of Saratoga's and Fresh Juice's customers and suppliers, matters of a business nature such as information about costs, profits, markets, sales, other information not readily available to the public, and plans for future developments (hereinafter collectively "Confidential Matters"), you agree (i) to keep secret all Confidential Matters of Saratoga and Fresh Juice and their respective subsidiaries and affiliates, and not to disclose such Confidential Matters to anyone outside of Saratoga or Fresh Juice (other than Saratoga's or Fresh Juice's customers or potential customers and Saratoga's and Fresh Juice's vendors or suppliers or potential vendors or suppliers), either during or after your consultancy with Saratoga and Fresh Juice, except with Saratoga's written consent at each time as to any Confidential Matter which is to be disclosed, and (ii) to deliver promptly to Saratoga on termination of your consultancy, or at any time Saratoga may so request, all memoranda, notes, records, reports, lists or other documents (and all copies thereof) and materials relating to Saratoga's and Fresh Juice's and their respective subsidiaries' and affiliates' business which you may then possess or have under your control.

                  2. Agreement Not to Compete. During the period from the first anniversary of the Closing Date until the second anniversary of the Closing Date, you shall not (i) purchase an ownership interest of more than 5% of a company or other entity which is at such time engaged in the juice beverage industry and active in the same geographic area as Saratoga or Fresh Juice or their respective subsidiaries or affiliates, is otherwise competitive with Saratoga or Fresh Juice or their respective subsidiaries or affiliates, or is attempting to enter such industry in such geographic area or to become otherwise competitive; (ii) act as a consultant, officer, director or in any other capacity, whose responsibilities are related to the juice beverage industry in the same geographic area as Saratoga or Fresh Juice or their respective subsidiaries or affiliates operate; or (iii) solicit in any way or entice away from Saratoga or Fresh Juice or their respective subsidiaries or affiliates (a) any clients or accounts of Saratoga or Fresh Juice or their respective subsidiaries or affiliates which were active clients or accounts of Saratoga or Fresh Juice or their respective subsidiaries or affiliates during your consultancy with Saratoga and Fresh Juice, (b) any prospective client or account of Saratoga or Fresh Juice or their respective subsidiaries or affiliates which Saratoga or Fresh Juice or their respective subsidiaries or affiliates was actively engaged in soliciting during your consultancy with Saratoga and Fresh Juice, (c) any employee of Saratoga or Fresh Juice or their respective subsidiaries or affiliates (unless such employee shall have been either discharged by such entity or shall have otherwise ceased to have been employed by such entity for a period of 365 days) or (d) any manufacturers or suppliers of Saratoga or Fresh Juice or their respective subsidiaries or affiliates, which were manufacturers or suppliers of Saratoga or Fresh Juice or their respective subsidiaries or affiliates during your consultancy with Saratoga and Fresh Juice. Notwithstanding the foregoing, however, if Saratoga or Fresh Juice fail to make any payments due under the Consulting Agreement dated December 2, 1998 (the "Letter Agreement") to which this Exhibit A is annexed to you when due, the provisions of this Section 2 shall not apply.




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Steven M. Bogen
December 2, 1998
Page 4
                  3. Remedies. You recognize that any breach of the covenants set forth in Sections 1 and 2 of this Exhibit A would irreparably injure Saratoga and Fresh Juice. Accordingly, you agree that any breach of the covenants contained in Sections 1 and 2 of this Exhibit A will result in forfeiture to Saratoga as liquidated damages of any and all amounts otherwise payable to you under the Letter Agreement to which this Exhibit A is annexed as of and from the date of such breach. Furthermore, Saratoga and Fresh Juice may, in addition to pursuing its other remedies, obtain an injunction against you from any court having jurisdiction over the matter, restraining any further violation of this Exhibit A by you and no bond or other security shall be required in connection with such injunction. In the event that you prevail in any judicial proceeding relating to a breach by you under this Exhibit A, (i) all sums determined to be due hereunder in such judicial proceeding shall be due and payable in a lump sum (unless otherwise ordered by the court in which such judicial proceeding is bought) and (ii) Saratoga and Fresh Juice shall be liable for all fees and expenses, including attorneys' fees, incurred by you in connection with any action taken to enforce this Exhibit A or obtain judgment for a breach of this Exhibit A.

                  4. Reformation. If any of the covenants contained in Sections 1 or 2 of this Exhibit A, or any part thereof, are held to be unenforceable because of the scope or duration of any such provision, the parties agree that the body making such determination shall have the power to reduce the scope or duration of such provision and, in its reduced form, said provision shall be enforceable. If any of the covenants in Sections 1 or 2 of this Exhibit A, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full force and effect without regard to the invalid provisions.